The Security Benefit Group of CompaniesSM

December 22, 2003

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, Kansas 66636-0001

Dear Sir or Madam:

This letter is with reference to the Registration Statement of the SBL Variable Annuity Account XVII of which Security Benefit Life Insurance Company (hereinafter "Security Benefit") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by Security Benefit under such separate account which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and bylaws of Security Benefit, minutes of the meetings of its Board of Directors and other records, and pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

  Security Benefit is duly organized and validly existing as a stock life insurance company under the laws of Kansas.

  SBL Variable Annuity Account XVII has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

  Security Benefit has the power, and has validly and legally exercised it, to create and issue the variable annuity contracts which are administered within and by means of SBL Variable Annuity Account XVII.

  The amount of variable annuity contracts to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of Security Benefit in accordance with their terms providing said contracts were issued for the considerations set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

AMY J. LEE

Amy J. Lee, Esq.
Vice President and Associate General Counsel
Security Benefit Life Insurance Company

One Security Benefit Place * Topeka, Kansas 66636-0001 * (785) 438-3000 * www.securitybenefit.com